UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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TRACTOR SUPPLY COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
www.myTSCstore.com

To Our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2007 Annual Meeting of Stockholders of Tractor Supply Company. The meeting will be held on Wednesday, May 2, 2007, at the Company’s Store Support Center in Brentwood, Tennessee. The meeting will start at 10:00 a.m. (central time).

The following pages contain the formal notice of the Annual Meeting and our Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting. The meeting will include a report on Tractor Supply Company's activities for the fiscal year ended December 30, 2006, and there will be an opportunity for comments and questions from stockholders.

Whether or not you plan to attend the meeting, it is important that you be represented and that your shares be voted. After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement by toll-free telephone call, via the internet or by completing, signing and dating the proxy card and returning it as soon as possible in the envelope provided.

I look forward to seeing you at the Annual Meeting.

Sincerely,
Joseph H. Scarlett, Jr.
Chairman of the Board

March 28, 2007

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 366-4600
www.myTSCstore.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 2, 2007

Please join us for the 2007 Annual Meeting of Stockholders of Tractor Supply Company. The meeting will be held at the Company's Store Support Center, 200 Powell Place, Brentwood, Tennessee, on Wednesday, May 2, 2007, at 10:00 a.m. (central time).

The purposes of the meeting are:

1.	To elect directors to serve a one-year term ending at the 2008 Annual Meeting of Stockholders;

2.	To ratify the reappointment of Ernst & Young LLP as independent auditor for the fiscal year ending December 29, 2007; and

3.	To transact any other business as may be properly introduced at the 2007 Annual Meeting of Stockholders.

You must own shares at the close of business on March 14, 2007, to vote at the meeting. Regardless of whether you plan to attend, please vote as described in this Proxy Statement by toll-free telephone call, via the internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. You may, of course, revoke your proxy at any time before it is voted at the meeting. However, voting by telephone, internet or by returning the enclosed proxy card will assure your representation at the meeting if you do not attend.

By Order of the Board of Directors,
Joel A. Cherry
Vice President-General Counsel
and Corporate Secretary

Brentwood, Tennessee
March 28, 2007

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 366-4600

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 2, 2007

TABLE OF CONTENTS

VOTING INFORMATION	2
ITEM 1 - ELECTION OF DIRECTORS	4
COMPENSATION OF DIRECTORS	5
BOARD MEETINGS AND COMMITTEES	6
CORPORATE GOVERNANCE	7
ITEM 2: RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITOR	10
EXECUTIVE COMPENSATION	12
COMPENSATION DISCUSSION AND ANALYSIS	13
SUMMARY COMPENSATION TABLE	19
NON-QUALIFIED DEFERRED COMPENSATION	20
GRANTS OF PLAN-BASED AWARDS	20
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	21
OPTION EXERCISES AND STOCK VESTED	22
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	22
RELATED-PARTY TRANSACTIONS	27
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
STOCKHOLDER PROPOSALS	28
OTHER MATTERS	29
AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS	29

VOTING INFORMATION

This Proxy Statement and accompanying proxy card are being mailed beginning March 28, 2007, in connection with the solicitation of proxies by the Board of Directors (“Board of Directors” or “Board”) of Tractor Supply Company (“the Company”), a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders (“Meeting”).

The Meeting will be held at our Store Support Center, which is located at 200 Powell Place, Brentwood, Tennessee, on Wednesday, May 2, 2007, at 10:00 a.m. (central time).

Outstanding Shares
At March 14, 2007, there were 40,099,125 shares of Company common stock (“Common Stock”) outstanding and entitled to vote. Stockholders are entitled to one vote for each share held on all matters to come before the Meeting.

Who may vote?
You may vote if you owned shares of the Company’s Common Stock at the close of business on March 14, 2007. You are entitled to one vote for each share you owned on that date on each matter presented at the Meeting.

What am I voting on?
You will be voting on the following:
•	The election of directors to serve a one-year term ending at the 2008 Annual Meeting of Stockholders;
•	The ratification of the reappointment of Ernst & Young LLP as our independent auditor; and
•	Any other matters properly introduced at the Meeting.

How do I vote before the Meeting?
If you plan to attend the Meeting and wish to vote in person, we will give you a ballot at the Meeting. However, if your shares are held in the name of a broker, bank, or other nominee and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your shares of Common Stock indicating that you were the beneficial owner of shares on March 14, 2007, which is the record date for voting at the Meeting.

If your shares are held in your name, there are three ways for you to vote by proxy:

1.	Call 1-800-652-VOTE (1-800-652-8683),
2.	Log onto the internet at: www.computershare.com/expressvote and follow the instructions at that site, or
3.	Mail the proxy card in the enclosed return envelope.

Telephone and internet voting will close at 1:00 a.m. (CST) on May 2, 2007.

If your shares are held in the name of a broker, bank, or other nominee, you should receive separate instructions from the holder of your shares describing how to vote your shares.

May I vote at the Meeting?
You may vote your shares at the Meeting if you attend in person. Even if you plan to attend the Meeting, we encourage you to vote your shares by proxy.

Is my vote confidential?
Yes. Your proxy card, ballot and voting records will not be disclosed to us unless required by law, requested by you, or your vote is cast in a contested election. If you write comments on your proxy card, your comments will be forwarded to us, but how you voted will be kept confidential.

Who counts the votes?
Computershare will count the votes. The Board has appointed a representative of Computershare as the independent inspector of the election.

Can I revoke my proxy?
Yes. You can revoke your proxy by:
•	Filing written notice of revocation with our Corporate Secretary before the meeting;
•	Signing a proxy bearing a later date; or
•	Voting in person at the Meeting.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of Common Stock must be present in person or represented by proxy for a quorum to be present at the Meeting. The proposals in this Proxy Statement will be approved if they receive the following number of votes: (i) for the election of directors, each of the director nominees must receive the affirmative vote of a plurality of the shares issued and outstanding as of the record date, and (ii) the ratification of the reappointment of Ernst & Young LLP as our independent auditor will be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting.

If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal. This will not affect the election of directors. Since the other proposals described herein pass only if they receive favorable votes from a majority of votes present at the Meeting, the fact that you are abstaining and not voting in favor of a proposal will have the same effect as if you had voted against the proposal.

Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” Since the election of directors and the ratification of Ernst & Young LLP as our independent auditor are routine matters, a broker may turn in a proxy card voting shares at the discretion of the broker on both matters.

Unless you indicate otherwise in your vote, the persons named as your proxies will vote your shares (a) FOR all nominees for director and (b) FOR the ratification of the reappointment of Ernst & Young LLP as our independent auditor.

Our Annual Report to Stockholders for the fiscal year ended December 30, 2006, including audited financial statements, is being mailed with this Proxy Statement to all holders of record of Common Stock at the close of business on March 14, 2007. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report, so that such record holders may supply such material to beneficial owners as of March 14, 2007. Additional copies of the Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 30, 2006, as filed with the Securities and Exchange Commission, are available on our website or may be obtained without charge upon request to our investor relations department.

ITEM 1 - ELECTION OF DIRECTORS

Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors. All nominees are presently directors of the Company. The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings.

Nominees for Directors

The Board, upon recommendation of its Nominating Committee, has nominated each of the directors named below for election at this Meeting. Such individuals were selected based on their broad experience, wisdom, integrity, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.

The following table sets forth certain information concerning these nominees:

Name and Age	Director Since	Positions with Company, Directorships and Business Experience for Last Five Years

Jack C. Bingleman, 64	2005
President of Indian River Asset Management Inc. since 2001. Previously served as President of Staples International from 1997 to 2000. Served as President of Staples North American Stores from 1994 to 1997. Director of Domtar Inc., a public forest products company.

S.P. Braud, 76	1993
Vice President and director of Braud Design/Build Inc., a residential construction company located in Ponte Vedra Beach, Florida, since October 1992. Previously served as a Vice President and the Treasurer and Chief Financial Officer of Service Merchandise Company, Inc. from 1986 to 1993.

Cynthia T. Jamison, 47	2002
Managing Partner (Chicago office) and director of CFO Services in Tatum, LLC since 1999. As a Tatum partner has served as Chief Financial Officer at six companies (Cosi, Inc., Savista, Inc., SurePayroll, Inc., Near North Insurance, CultureWorx, Inc., and ISCO International, Inc.). Other directorship: B&G Foods, Inc (also Chairperson of the Audit Committee) since 2004.

Gerard E. Jones, 70	1999
Adjunct Professor of Law at the Vermont Law School since September 2006. Also serves on Board of Trustees of The Nature Conservancy of Vermont. Served as Managing Partner of Corporate Governance Advisors, LLC from 2003 to 2005. Previously served as a partner in the law firm of Richards & O’Neil LLP from 1972 to 2003 and then served as Of Counsel to the law firm of Shipman & Goodwin LLP from 2001 to 2003.

Joseph D. Maxwell, 68	1985	Retired as Vice President of Marketing of the Company in 1996, after having served as Vice President of Marketing of the Company since 1984.

Edna K. Morris, 55	2004
President of Blue Coral Seafood & Spirits from April 2006 to present. Served as President of James Beard Foundation from February 2005 to March 2006. Served as President of Red Lobster, a seafood dining company, from 2002 to September 2003. Previously served as Executive Vice President/Operations at Red Lobster from 1998 to 2002. Other directorships: Member of the Board of Trustees, Culinary Institute of America and Founding President, Women’s Foodservice Forum.

Joe M. Rodgers, 73	1995	Chairman of The JMR Group, an investment firm located in Nashville, Tennessee, since 1984. Previously served as the United States Ambassador to France from 1985 until 1989.

Joseph H. Scarlett, Jr., 64	1982
Chairman of the Board of the Company since 1993. Previously served as Chairman and Chief Executive Officer of the Company from 1993 through 2004. Previously served in various senior executive positions with the Company from 1978 to 1993.

James F. Wright, 57	2002
President and Chief Executive Officer of the Company since 2004. Previously served as President and Chief Operating Officer of the Company from 2000 through 2004. From 1997 to 2000, served as President and Chief Executive Officer of Tire Kingdom. Other directorships: Spartan Stores, Inc. since 2002.

If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of its Nominating Committee.

COMPENSATION OF DIRECTORS

The Compensation Committee has the responsibility to review and recommend compensation for the Company’s directors. In order to assist the Company in establishing such compensation, the Compensation Committee engaged Hewitt Associates, LLC, an independent, third-party consulting firm. As with the compensation for the Company’s executive officers, Hewitt prepared an analysis of the compensation paid to the directors of the companies comprising the Company’s peer group (see “Compensation Discussion and Analysis”). Based on that information, the Compensation Committee determined that the Company was behind its peers in certain cash and non-cash compensation paid to its directors. Accordingly, the Compensation Committee recommended to the Board that it pay the chair of the Audit Committee an annual retainer of $10,000 and each chair of the Compensation, Nominating and Corporate Governance Committees an annual retainer of $5,000. The Committee also recommended annual grants to the directors of restricted stock valued at $20,000 on the date of grant. In addition, beginning in 2006, all options and restricted stock granted to non-employee directors vest on the first anniversary of the date of grant and restricted shares must be held by the director for a period of one year following a director’s termination of service on the Board of Directors.

The following table provides compensation information for the one-year period ended December 30, 2006 for each non-employee member of our Board of Directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (4)	Option Awards (3) (4)	Total
Jack C. Bingleman	$ 54,500	$ 13,242	$ 70,640	$ 138,382
S. P. Braud	$ 65,000	$ 13,242	$ 74,643	$ 152,885
Cynthia T. Jamison	$ 70,500	$ 13,242	$ 74,643	$ 158,385
Gerard E. Jones	$ 58,500	$ 13,242	$ 74,643	$ 146,385
Joseph D. Maxwell	$ 45,000	$ 13,242	$ 74,643	$ 132,885
Edna K. Morris	$ 53,500	$ 13,242	$ 85,676	$ 152,418
Sam K. Reed	$ 59,000	$ 13,242	$ 74,643	$ 146,885
Joe M. Rodgers	$ 48,000	$ 13,242	$ 74,643	$ 135,885

(1)
In 2006, we paid each director who was not also an employee of the Company an annual retainer of $28,000 and $3,000 for each Board meeting attended. Additionally, each committee chairperson (other than the Audit Committee chairperson) was paid a $5,000 annual retainer and the Audit Committee chairperson was paid a $10,000 annual retainer. We paid non-employee directors $1,000 for each committee meeting attended (provided that $2,000 is paid to each committee chairperson for each committee meeting attended). We paid non-employee directors one-half of these standard rates for each telephonic meeting attended. We reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. No director who is an employee of the Company received compensation for services as a director.

(2)
Each of our directors received restricted stock valued at $20,000 as of the award date. This column reflects the grant date fair value of restricted stock awards recognized during the fiscal year, computed in accordance with SFAS 123R, “Share-Based Payments” (“FAS 123(R)”). For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 30, 2006, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission on February 28, 2007. Such awards vest at the end of the one-year director term, with the related expense recognized ratably.

(3)
Each of our Directors is eligible to participate in our 2006 Stock Incentive Plan under which non-qualified stock options for (i) 3,500 shares of Common Stock are expected to be granted to each non-employee Director upon their initial election to the Board, and (ii) 2,000 shares of Common Stock are expected to be granted to each non-employee Director annually upon reelection thereafter, with exercise prices equal to the fair market value of such shares at the date of grant. This column reflects the grant date fair value of stock options vested during the fiscal year, computed in accordance with FAS 123(R). For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 30, 2006, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission on February 28, 2007.

(4)
Each of our Directors is eligible to participate in our 2006 Stock Incentive Plan under which non-qualified stock The aggregated number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each Director was as follows:

Name	Stock Awards	Option Awards
Jack C. Bingleman	310	5,500
S. P. Braud	310	7,000
Cynthia T. Jamison	310	17,334
Gerard E. Jones	310	9,000
Joseph D. Maxwell	310	15,000
Edna K. Morris	310	7,500
Sam K. Reed	310	15,000
Joe M. Rodgers	310	21,668

BOARD MEETINGS AND COMMITTEES

How often did the Board meet in 2006?

The Board held seven regular meetings during 2006, to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval.

For 2006, each incumbent director attended at least 75% of the Board meetings and at least 75% of the meetings of committees on which he or she served.

What are the Standing Committees of the Board?

Committee	Members	Functions and Additional Information	Number of Meetings
Audit	Cynthia T. Jamison * Jack C. Bingleman S.P. Braud	• Oversees financial reporting, policies, procedures and internal controls of the Company • Appoints the independent auditor • Evaluates the general scope of the annual audit and approves all fees paid to the independent auditor	12
Compensation	Edna K. Morris * Gerard E. Jones Joe M. Rodgers	• Reviews and approves compensation of directors and executive officers • Reviews and approves grants of stock options to officers pursuant to stock incentive plans • Reviews salary and benefit issues	5
Corporate Governance	Sam K. Reed * S.P. Braud Joseph D. Maxwell Edna K. Morris	• Develops, sets and maintains corporate governance standards • Reviews and monitors activities of Board members • Evaluates the effectiveness of the Board process and committee activities	5
Nominating	Gerard E. Jones* Jack C. Bingleman Cynthia T. Jamison Sam K. Reed	• Makes recommendations for nominees for director • Evaluates qualifications for new candidates for director positions	2

* Committee chairperson

The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, and Nominating Committee is an independent director within the meaning of the NASD listing standards. In addition, the Board has determined that Ms. Jamison, the chair of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and NASD listing standards. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission, and the listing standards of the Nasdaq Global Select Market.

Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors. Our Board also ensures that an annual review of its charters for the Company’s Audit Committee, Compensation Committee, Corporate Governance Committee and Nominating Committee is conducted. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at www.myTSCstore.com.

Director Independence and Board Operations

Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the NASD listing standards. The Board has determined that each of the following directors is an “independent director” within the meaning of the NASD listing standards.

Jack C. Bingleman	Edna K. Morris
S.P. Braud	Sam K. Reed
Cynthia T. Jamison	Joe M. Rodgers
Gerard E. Jones

Our Chairman, in consultation with our Chief Executive Officer, usually proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for non-management and independent directors are scheduled at each regularly scheduled Board meeting.

Directors have regular access to senior management. They may also seek independent, outside advice. The Board has established four standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually. The Directors participated in Board and committee evaluations and assessments regarding 2006 performance.

Director Candidates

The Nominating Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Proposals,” below.

Once the Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•	Personal characteristics:
-  highest personal and professional ethics, integrity and values;
-  an inquiring and independent mind; and
- practical wisdom and mature judgment.
•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Broad training and experience at the policy-making level in business, government, education or technology.
•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.
•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.
•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.
•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.

After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Code of Ethics

We have a Code of Ethics which covers all exempt employees, officers and directors of the Company, including the principal executive officer, the principal financial officer and the controller. The Code of Ethics is available in the “Corporate Governance” section of our website at www.myTSCstore.com or may be obtained free of charge by writing to our Corporate Secretary, c/o Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027. We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our Directors, chief executive officer, principal financial officer or controller) at this location on our website.

Communications with Members of the Board

Stockholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027. As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board to attend each Annual Meeting of Stockholders. All of our Directors attended the 2006 Meeting.

Compensation Committee Interlocks and Insider Participation

Ms. Morris, Mr. Jones and Mr. Rodgers serve on the Compensation Committee of the Board. There are no, and during 2006 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2006.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

ITEM 2: RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITOR

General Information

The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent auditor to audit the financial statements of the Company for fiscal 2007. Ernst & Young LLP has served as the Company’s independent auditor since 2001 and is considered by management to be well qualified. At the Meeting, the stockholders are being asked to ratify the reappointment of Ernst & Young LLP as the Company's independent auditor for fiscal 2007.

Stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent auditors is not required by the Bylaws or otherwise; however, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the Audit Committee’s appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent auditors. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Auditor

Fees billed by the Company’s independent auditor, for the last two fiscal years, were as follows:

	2006	2005
Audit fees	$1,075,162	$1,296,709
Audit-related fees (1)	7,140	7,500
Tax fees (2)	0	58,797
All other fees	0	0
____________________

(1)	Amounts reflect fees related to services provided to clarify various accounting matters.
(2)	Amounts reflect fees for various sales tax-related audit assistance and various other tax-related advisory services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent auditor. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chairperson of the Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Committee for that purpose.

Report of the Audit Committee

The Company’s Audit Committee consists of three directors. The Board has adopted a charter that governs the Audit Committee. The members of the Audit Committee are Cynthia T. Jamison (Chairperson), S.P. Braud and Jack C. Bingleman, and each is “independent” as defined by the NASD listing standards and applicable Securities and Exchange Commission regulations.

Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP, the Company’s independent auditor, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, evaluating and reporting on the fairness of the Company’s assessment of the effectiveness of the Company’s internal control over financial reporting, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent auditor.

To fulfill our responsibilities, we did the following:

•	We reviewed and discussed with Company management and the independent auditor the Company’s consolidated financial statements for the fiscal year ended December 30, 2006.
•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with generally accepted accounting principles.
•
We discussed with the independent auditor the matters that Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, rules of the Securities and Exchange Commission, and other standards require them to discuss with us, including matters related to the conduct of the audit of the Company’s consolidated financial statements.

•
We received written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 relating to its independence from the Company and its management, and we have discussed with Ernst & Young LLP its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.

The Audit Committee meets with the Company’s independent auditor, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.

Based on the discussions we had with management and the independent auditor, the independent auditor’s disclosures and letter to us, the representations of management to us and the report of the independent auditor, we approved the Company’s audited consolidated financial statements for fiscal 2006 and recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee submits this report:

Cynthia T. Jamison, Chairperson
S.P. Braud
Jack C. Bingleman

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO RATIFY THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 29, 2007.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the chief executive officer and the executive chairman with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.

The Compensation Committee is responsible for administering all of our equity-based plans. The Compensation Committee also periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Proxy Statement (the “CD&A”) for the year ended December 30, 2006 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the Proxy Statement for the year ended December 30, 2006 for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson
Gerard E. Jones
Joe M. Rodgers

Compensation Committee Processes and Procedures

The Company's executive compensation program is administered by the Compensation Committee of the Company’s Board of Directors, which was composed during 2006 of three non-employee directors of the Company who were each (i) independent as defined under the NASD listing standards, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code. The Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives and other employees of the Company, including the Named Executive Officers, and the Company’s retirement and other benefit plans. As part of the Committee’s duties as set forth in its charter, the Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation. The Committee reports to the Board of Directors on its activities.

The Committee reviews the performance and compensation of the chief executive officer and the chairman of the board and, with other advisors if appropriate, establishes the compensation level for both. For the remaining Named Executive Officers, the management liaison of the Compensation Committee consults with the chief executive officer to make recommendations to the Committee. The Committee considers and discusses the recommendations. With respect to equity compensation awards, the Committee typically grants options based upon the recommendation of the chief executive officer.

The agenda for meetings of the Compensation Committee is determined by its Chairman with input from the Company’s general counsel and vice president of human resources. Compensation Committee meetings are regularly attended by the Company’s chief executive officer, general counsel and vice president of human resources, but the Committee also meets in executive session at each meeting. Independent advisors and the Company’s human resources department support the Compensation Committee in its duties and certain officers, including the chief executive officer, vice president of human resources, and general counsel, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

To assist the Compensation Committee in establishing compensation for the Company’s directors and executive management (other than the Company’s chairman of the board) for 2006, the Compensation Committee engaged Hewitt Associates, LLC, an independent, third-party consulting firm. The Compensation Committee determined the scope of Hewitt’s assignment, and Hewitt worked with management on a limited basis under its direction. Hewitt did not recommend any compensation programs or payment amounts, but was only engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation of Directors” and “Compensation Discussion and Analysis.”

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

We compensate our management team primarily through a mix of base salary, annual incentives and long-term incentives. Our goal is to attract and retain exceptional talent through a mix of short-term and long-term incentives that reward outstanding Company and individual performance and the creation of stockholder value. Our base salaries are designed to be competitive with our peer group and reward our executive officers’ contributions to the success of the Company. Our incentive compensation, which has historically taken the form of cash bonuses and stock options, is designed to reward both short-term and long-term strategic management and align a portion of the incentives of our management with the long-term interests of our stockholders.

Benchmarking

Based upon discussions between management and the Compensation Committee’s independent consultant, Hewitt Associates, LLC, we established a peer group comprised of 17 publicly traded companies with whom we believe we compete for executive talent.1  All the companies in the peer group are retail businesses whose primary line of business is not clothing. The Compensation Committee presented Hewitt with its compensation strategy that base salaries and cash bonuses should approximate those at the 50th percentile of the peer group. Using this strategy, Hewitt analyzed the base salaries, cash bonuses and long-term incentives for companies in the peer group using publicly-available information, as well as Hewitt’s proprietary Total Compensation Database, and other industry information available to it. Hewitt used a regression analysis to adjust the market values of the peer group’s compensation based on the Company’s revenues.

The overall results of this study, which Hewitt provided directly to the Compensation Committee (with a copy to the Company’s Vice President of Human Resources), provided the starting point for our analysis. The Compensation Committee studied the data and made adjustments based upon the Company’s operations, including those from a comparison of the responsibilities that certain officers have at the Company with those of officers with similar titles at companies in the peer group, internal equity and peer roles and responsibilities.  The results of Hewitt’s analysis indicated that, for 2006, our target base salaries for the Named Executive Officers were at or slightly below the 50th percentile of the base salaries for similar positions for the Company’s peer group and that our target cash bonuses as a percentage of base salaries and in actual dollar amounts were below the 50th percentile. Certain modifications to the 2006 target cash bonus and stock option grant plan as well as the 2007 long-term incentive plan are discussed below.

Base Salary

We believe it is appropriate to provide our executives with a level of assured cash compensation that recognizes their responsibilities, accomplishments and the demands that we place upon them. Overall, and for the last several years, base salary levels for each position were and are targeted, on average, at or slightly below the 50th percentile of similar positions in the peer group. Some variation above and below that level is permitted when we believe it is warranted based upon the individual’s experience, responsibility level and performance as well as Company performance in the preceding fiscal year. After consideration of Hewitt’s analysis and a review of management’s recommendations regarding base salaries, the Compensation Committee established base salaries for each of our Named Executive Officers for 2006 as set forth in the Summary Compensation Table under the heading “Salary.” These base salaries reflect a 10%, 5%, 6% and 5.2% increase in the base salaries of Messrs. Wright, Crudele, Brase and Ruta, respectively, from 2005. We reduced Mr. Scarlett’s base salary in light of his reduced time commitment in 2006 as discussed in “Compensation of Chairman” below.

________________
1 The companies in the peer group are Advance Auto Parts, Inc., Big Lots, Inc., Brown Shoe Company, Inc., Dick’s Sporting Goods, Inc., Fred’s, Inc., Genesco Inc., Guitar Center, Inc., Linens ‘N Things, Inc., Longs Drug Stores Corporation, Michaels Stores, Inc., Payless ShoeSource, Inc., PETCO Animal Supplies, Inc., PetSmart, Inc., Pier 1 Imports, Inc., The Sports Authority, Inc., Trans World Entertainment Corporation and Williams-Sonoma, Inc. Both PETCO Animal Supplies, Inc. and The Sports Authority, Inc. were publicly traded companies at the time the peer group was established.

Cash Incentive Compensation

We provide an incentive to our executive officers using cash bonuses that are tied to Company goals. We pay annual cash bonuses that, if earned, reward our executives for achieving our shorter-term goals. Like our base salaries, the Compensation Committee set targets for cash bonuses near the 50th percentile of those of our peer group.

All executive officers (other than the Chairman) participate in the Company’s Cash Incentive Plan (the “CIP”) under which they are eligible to receive a cash bonus. The amount of the cash bonus is a percentage of the officer’s annual base salary and is calculated based upon the Company’s actual net income for the year in comparison to a Board-approved net income plan (the “Profit Performance”), which can exclude in the measurement period the financial effects of, among other things, litigation judgments and settlements, changes in tax laws or accounting principles, extraordinary non-recurring items and acquisitions. The range of bonus payments for each Named Executive Officer is shown in the Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.” The incentive amounts payable as a percentage of base salary were as follows for the chief executive officer and senior vice presidents:

Attainment of Profit Performance	Percentage of Base Salary Payable to CEO	Percentage of Base Salary Payable to SVPs
Less than 90%	0	0
90% but less than 93%	19	10
93% but less than 95%	28	17
95% but less than 98%	36	24
98% but less than 100%	54	35
100% but less than 102%	75	45
102% but less than 104%	93	60
104% but less than 106%	101	68
106% but less than 108%	119	75
105% but less than 110%	136	82
110% or more	150	90

The Company’s Profit Performance is intended to be attainable only upon superior effort producing superior results. Although the Compensation Committee has the discretion to withhold all or a portion of the bonus based on subjective factors such as personal performance, unusual factors and strategic long-term decisions affecting the Company’s performance during the year, it did not do so for any Named Executive Officer for 2006.

In January 2007, in connection with revisions in our SFAS 123R stock compensation expense calculation which were not taken into account at the time the Profit Performance was originally established and in accordance with the CIP, the Compensation Committee reduced the Profit Performance it had originally approved (in February 2006). This reduction in the target resulted in moderately larger bonuses for all of the Company’s bonus-eligible employees whose bonus plan included the Profit Performance as a component, including the Named Executive Officers. Accordingly, as a result of the Company’s Profit Performance for 2006, the Named Executive Officers were awarded the cash bonuses reflected on the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Equity-Based Incentive Compensation

We have historically awarded incentive and non-qualified stock options to our executive officers under stockholder-approved plans on an annual basis. We believe that these awards closely align employees’ interests with those of other stockholders.

The number of options granted is based on market data for comparable positions in both general and retailing industries.  Because we believe a larger portion of our more senior executives’ compensation should be tied to performance, a larger number of options are granted to the more senior executive officers, decreasing incrementally based on position. We generally grant the same number of options to officers holding the same title subject to adjustment for subjective and objective factors such as (i) the individual participant’s past performance, (ii) expectations regarding the participant’s future contributions, and (iii) the Company’s overall performance. Going into 2006, the Company was somewhat behind its peer group in the equity compensation that it paid to its executive officers. As a result, we increased the number of options granted to senior vice presidents by 5,000 shares to 20,000 in 2006 to be more competitive with our peer group.

In 2006, the Committee also approved certain changes to the Company’s stock option grant plan to be more competitive, including acceleration of the vesting of options upon retirement if the optionee is at least 55 years of age and has at least ten years of service with the Company, automatic extension of the exercise period of an option to three years following Company-approved retirement or permanent disability of the optionee (subject to IRS-imposed limitations for incentive stock options and the term of the option) and automatic extension of the exercise period of an option to one year following death of the optionee (subject to the term of the option). We also changed the vesting provisions of stock options to provide that future option awards would vest in three equal annual installments beginning one year from the date of grant instead of four equal annual installments beginning on the second anniversary of the date of grant.

The Compensation Committee generally makes equity awards once a year in February after it has had an opportunity to review our financial results for the prior fiscal year and consider our expectations and projections for the current fiscal year. The Compensation Committee’s schedule is determined in the prior fiscal year and the proximity of any awards to earnings announcements or other significant corporate events is coincidental. In the event of a promotion or new hire of an executive officer during the year, the promoted or newly hired employee receives a grant at the time of promotion or hire of an aggregate or incremental number of stock options based on that person’s title.

In order to provide balance to our compensation plans consistent both with our long-held compensation strategies and a competitive marketplace, we continue to assess the advisability of diversifying our long-term incentive plan by granting shares of restricted stock to employees generally and executives in particular. We have therefore determined that, commencing in fiscal 2007, it is in the best interests of our stockholders to make grants of restricted stock and/or performance units in addition to grants of stock options.

Compensation of Chairman

Our process for determining compensation for the Company’s chairman, although consistent with the foregoing discussion, differed in certain respects in 2006.

The Company’s Chairman of the Board, Joseph H. Scarlett, Jr., with the Board’s approval, reduced the amount of time he devoted to the Company’s business by approximately 50% in fiscal 2006. In connection with Mr. Scarlett’s reduced time commitment, the Compensation Committee set Mr. Scarlett’s base salary at $350,000 (representing approximately one-half of his base salary for fiscal 2005). Mr. Scarlett was also granted 35,000 stock options in fiscal 2006 (a reduction of approximately one-half from fiscal 2005). The Company also has a cash bonus plan for its Chairman which is similar to the CIP and uses the same profit performance target used for the other Named Executive Officers under the CIP. The incentive amounts payable as a percentage of base salary were as follows for the Chairman in 2006:

Attainment of Profit Performance	Percentage of Base Salary Payable
Less than 90%	0
90% but less than 93%	14
93% but less than 95%	21
95% but less than 98%	27
98% but less than 100%	41
100% but less than 102%	56
102% but less than 104%	70
104% but less than 106%	76
106% but less than 108%	89
105% but less than 110%	102
110% or more	113

Deferred Compensation and Other Plans

The Company’s officers may also elect to participate in the Executive Deferred Compensation Plan (“EDCP”), which provides additional incentives for officers of the Company. We believe the EDCP enhances the Company’s ability to attract and retain the services of qualified persons because it provides officers and other highly compensated employees a vehicle to contribute additional amounts to savings because those employees are subject to limits on the amounts they can contribute to the Company’s 401(k) Plan. The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 100% of their annual incentive compensation under the CIP. To be eligible for the salary deferral, each participant must contribute the maximum amount of salary to the Company’s 401(k) Plan subject to the Company’s match. Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first 3% of base salary contributed and 50% on the next 3% of base salary contributed, limited to a maximum annual matching contribution of $4,500. Each participant’s account earns simple annual interest at the prime rate in effect on January 1 of each year. Each participant is fully vested in all amounts credited to their deferred compensation account. Payments under the EDCP are made within 30 days following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral. Payments are made in cash and are paid in ten annual installments or in a single lump sum payment, at the election of the participant.

Severance Benefits

The Company does not maintain a severance plan for its employees. The Company’s President and Chief Executive Officer, James F. Wright, is party to an employment agreement with the Company setting forth the obligations of the Company to Mr. Wright and certain rights, responsibilities and duties of Mr. Wright. The Company believes it is important to have an employment agreement with Mr. Wright in order to set forth Mr. Wright’s responsibilities and duties to the Company, as well as the Company’s obligations to him. Additionally, the Company believes that the severance pay that would be provided to Mr. Wright by the agreement is commensurate with the value to the Company of the restrictive covenants under which he would operate after a separation of employment. In the event that Mr. Wright’s employment is terminated by the Company without “cause” (as defined in the agreement) or by Mr. Wright for “good reason” (as defined in the agreement), Mr. Wright is entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”

The employment agreement contains certain covenants by Mr. Wright, including covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of two years following any termination of his employment. Mr. Wright’s employment agreement is described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits

Each of the Named Executive Officers is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for Cause (as defined therein), (ii) by reason of death or disability, or (iii) by the executive officer without Good Reason (as defined therein), certain severance benefits will be paid to such executive officer. Each Named Executive Officer must commit to be employed with the Company for six months following such change in control and have agreed not to compete for a one-year period after termination of employment. The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

It is our belief that reasonable change in control benefits are necessary in order to recruit and retain effective senior management. Furthermore, we believe that the interests of our stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should reduce the reluctance of senior management to pursue potential change in control transactions that may be in the best interest of all stockholders. We also believe that each Named Executive Officer’s commitment to continued employment for six months should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.

Perquisites and Other Benefits

We provide our Named Executive Officers with perquisites and other benefits that we believe are consistent with our overall compensation strategy to attract and retain employees with superior talent. The Compensation Committee annually reviews the perquisites that senior management receives. Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage (equal to four times salary rounded to the next highest $1,000 up to a maximum of $1,000,000). Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental benefits, extended sick pay, long-term disability, participation in the Company’s Employee Stock Purchase Plan, and a 15% discount on purchases at the Company’s stores.

Executive Compensation Tax Deductibility

Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and four other most highly paid executive officers in excess of $1.0 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by stockholders. Awards under the Company's Stock Incentive Plan, CIP and Chairman of the Board Bonus Plan are intended to qualify as performance-based. Because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, however, executive officer compensation that is not performance-based may exceed $1.0 million in a given year. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives' interests with those of the Company's stockholders.

SUMMARY COMPENSATION TABLE

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 30, 2006 (the “Named Executive Officers”) for all services rendered in all capacities to the Company for the fiscal year ended December 30, 2006:

Name and Principal Position	Fiscal Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

Joseph H. Scarlett, Jr. Chairman of the Board	2006	$491,346	$ 568,469	$ 73,500	$ 50,510	$17,820	$1,201,645

James F. Wright President and Chief Executive Officer	2006	$745,731	$1,755,495	$231,000	$107,470	$15,060	$2,854,756

Anthony F. Crudele Sr. Vice President - Chief Financial Officer and Treasurer	2006	$302,960	$ 349,810	$ 57,120	$ 36,680	$ 4,975	$ 751,545

Gerald W. Brase Sr. Vice President -Merchandising	2006	$278,920	$ 657,166	$ 51,000	$ 27,110	$12,660	$1,026,856

Stanley L. Ruta Sr. Vice President - Store Operations	2006	$287,010	$ 657,166	$ 51,850	$ 59,422	$15,060	$1,070,508
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(1)
The amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s base salary for the indicated year. Amounts differ due to the timing of annual salary adjustments.

(2)
The amounts in the column captioned “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123(R) of awards, pursuant to the Company’s equity incentive plans, and therefore may include amounts from awards granted in and prior to 2006. For a description of the assumptions used by the Company in valuing these awards for fiscal 2006, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission on February 28, 2007.

(3)
Amounts reflect incentive payments under the Company’s Cash Incentive Plan and Chairman of the Board Bonus Plan, calculated based on the Company’s financial performance for the indicated period. The following additional incentive payments were made to each Named Executive Officer (and are included in the aggregate incentive payments set forth in the table above) as a result of the Compensation Committee’s modification of the performance target in connection with the adoption of FAS 123(R): Mr. Scarlett - $24,500; Mr. Wright - $74,250; Mr. Crudele - $23,520; Mr. Brase - $21,000; and Mr. Ruta - $21,350. See “Compensation Discussion and Analysis.”

(4)
Amounts reflect the aggregate increase in the Named Executive Officer’s deferred compensation earnings. A summary of the components thereof is set forth below under the heading “Non-Qualified Deferred Compensation.”

(5)	Amounts comprised as follows:

Name	Company Contribution to 401(k) Plan	Group Term Life Insurance Premiums	Total
Joseph H. Scarlett, Jr.	$9,900	$7,920	$17,820
James F. Wright	$9,900	$5,160	$15,060
Anthony F. Crudele	$3,175	$1,800	$4,975
Gerald W. Brase	$9,900	$2,760	$12,660
Stanley L. Ruta	$9,900	$5,160	$15,060

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth certain information about each Named Executive Officer’s participation in the Company’s defined contribution and non-qualified deferred compensation plans:

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Fiscal 2006 ($)(1)	Registrant Contributions in Fiscal 2006 ($)(1)	Aggregate Earnings in Fiscal 2006 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 30, 2006 ($)(2)
Joseph H. Scarlett, Jr.	$0	$0	$50,510	$0	$732,259
James F. Wright	$64,846	$4,500	$38,124	$0	$566,666
Anthony F. Crudele	$29,963	$4,500	$2,217	$0	$47,900
Gerald W. Brase	$17,803	$4,500	$4,807	$0	$57,690
Stanley L. Ruta	$41,206	$4,500	$13,716	$0	$212,803
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(1)	The amounts reported in these columns are included in the “Summary Compensation Table” under the heading “Changes in Pension Value and Non-qualified Deferred Compensation Earnings.”

(2)	For a description of the Company’s Executive Deferred Compensation Plan, please see “Compensation Discussion and Analysis” in this Proxy Statement.

GRANTS OF PLAN-BASED AWARDS

The following table reflects certain information with respect to awards to acquire shares of the Company’s Common Stock granted under the Company’s 2000 and 2006 Stock Incentive Plans to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)
Joseph H. Scarlett, Jr.	2/9/06	$49,000	$196,000	$395,500	-0-	35,000	$67.40	$763,350
James F. Wright	2/9/06	$156,750	$618,750	$1,237,500	-0-	80,000	$61.27	$2,852,800
Anthony F. Crudele	2/9/06	$33,600	$151,200	$302,400	-0-	20,000	$61.27	$713,200
Gerald W. Brase	2/9/06	$30,000	$135,000	$270,000	-0-	20,000	$61.27	$713,200
Stanley L. Ruta	2/9/06	$30,500	$137,250	$274,500	-0-	20,000	$61.27	$713,200
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(1)	Non-equity awards, as provided in the Company’s 2004 Cash Incentive Plan and Chairman of the Board Bonus Plan, provide for various potential thresholds, targets and maximum payouts.

(2)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the day of the corresponding Committee meeting at which such awards are authorized. The exercise price of options granted to Mr. Scarlett is equal to 110% of the fair value on the date of grant, as Mr. Scarlett’s ownership of the Company’s outstanding Common Stock exceeded 10%.

Options awarded to the Named Executive Officers in 2006 vest ratably over a three-year period and have a ten-year life. However, due to Mr. Scarlett’s ownership of the Company’s outstanding Common Stock exceeding 10%, his options have a five-year life.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph H. Scarlett, Jr.	100,000	-0-	-0-	$21.61	01/23/08	-0-	$0	-0-	$0
	33,000	16,667	-0-	$46.92	01/22/09	-0-	$0	-0-	$0
	-0-	50,000	-0-	$40.03	02/02/10	-0-	$0	-0-	$0
	-0-	35,000	-0-	$67.40	02/09/11	-0-	$0	-0-	$0

James F. Wright	43,979	-0-	-0-	$2.24	11/01/10	-0-	$0	-0-	$0
	200,000	-0-	-0-	$3.36	01/25/11	-0-	$0	-0-	$0
	105,000	-0-	-0-	$8,91	01/24/12	-0-	$0	-0-	$0
	80,000	-0-	-0-	$19.64	01/23/13	-0-	$0	-0-	$0
	30,000	15,000	-0-	$42.65	01/22/14	-0-	$0	-0-	$0
	25,000	12,500	-0-	$32.68	10/01/14	-0-	$0	-0-	$0
	-0-	60,000	-0-	$36.40	02/02/15	-0-	$0	-0-	$0
	-0-	80,000	-0-	$61.27	02/09/16	-0-	$0	-0-	$0

Anthony F. Crudele	-0-	15,000	-0-	$48.21	09/26/15	-0-	$0	-0-	$0
	-0-	20,000	-0-	$61.27	02/09/16	-0-	$0	-0-	$0

Gerald W. Brase	40,687	-0-	-0-	$3.36	01/25/11	-0-	$0	-0-	$0
	30,000	-0-	-0-	$19.64	01/23/13	-0-	$0	-0-	$0
	10,000	5,000	-0-	$42.65	01/22/14	-0-	$0	-0-	$0
	-0-	15,000	-0-	$36.40	02/02/15	-0-	$0	-0-	$0
	-0-	20,000	-0-	$61.27	02/09/16	-0-	$0	-0-	$0

Stanley L. Ruta	14,875	-0-	-0-	$3.36	01/25/11	-0-	$0	-0-	$0
	25,000	-0-	-0-	$8.91	01/24/12	-0-	$0	-0-	$0
	20,000	-0-	-0-	$19.64	01/23/13	-0-	$0	-0-	$0
	10,000	5,000	-0-	$42.65	01/22/14	-0-	$0	-0-	$0
	-0-	15,000	-0-	$36.40	02/02/15	-0-	$0	-0-	$0
	-0-	20,000	-0-	$61.27	02/09/16	-0-	$0	-0-	$0
____________________

(1)
The vesting schedule for each option award is set by the Compensation Committee at the time of grant. Vesting can, and does, differ among the various grants, but is the same for each optionee. The vesting for options held by Named Executive Officers and outstanding as of year-end is as follows:

Grant Date	Vesting
11/01/00	1/3 annually, over third, fourth and fifth years of life
01/25/01	1/3 annually, over third, fourth and fifth years of life
01/24/02	1/3 annually, over first three years of life
01/23/03	1/3 annually, over first three years of life
01/22/04	1/3 annually, over first three years of life
10/01/04	1/3 annually, over first three years of life
02/02/05	1/4 annually, in years 2 through 5 of life
09/26/05	1/4 annually, in years 2 through 5 of life
02/09/06	1/3 annually, over first three years of life

(2)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the morning of the corresponding Committee meeting at which such awards are authorized. The exercise price of options granted to Mr. Scarlett is equal to 110% of the fair value on the date of grant, as Mr. Scarlett’s ownership of the Company’s outstanding Common Stock exceeded 10%.

(3)
Options awarded by the Compensation Committee are granted with a ten-year life, except in the case of Mr. Scarlett, whose options are limited to a five-year life, due to his Common Stock ownership percentage.

OPTION EXERCISES AND STOCK VESTED

The following table reflects certain information with respect to options exercised by the Named Executive Officers during the fiscal year, as well as applicable stock awards that vested, during the fiscal year:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph H. Scarlett, Jr.	200,000	$6,945,750	-0-	$0
James F. Wright	25,000	$1,360,563	-0 -	$0
Anthony F. Crudele	-0-	$0	-0-	$0
Gerald W. Brase	96,513	$5,327,732	-0-	$0
Stanley L. Ruta	50,000	$2,670,878	-0-	$0
____________________

(1)
The value realized equals the difference between the option exercise price and the closing price of the Company’s stock on the date of exercise, multiplied by the number of shares to which the exercise relates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination

If the employment of any of the Named Executive Officers (other than Mr. Wright whose rights and obligations are described below under “Payments to Mr. Wright Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue to him or be paid to him, other than what he has accrued and is vested in under the benefit plans discussed above in this Proxy Statement included under the headings “Executive Compensation,” “Compensation Discussion and Analysis” and “Non-Qualified Deferred Compensation.” Except as described below, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or other form of equity compensation.

Payments Made Upon Disability

Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to $10,000 per month. The definition of disability is the same as that used for the disability plan covering all employees. The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation.  The payments continue based on age and various Social Security qualifications.

If the employment of any of our Named Executive Officers who have received equity compensation awards is terminated due to disability, the terms of our standard stock option agreements for our 2006 Stock Incentive Plan provide for the acceleration of any unvested stock options. The stock option agreements for our 2006 Stock Incentive Plan generally provide that the officer has a three-year period following the date of termination during which to exercise the options. Stock option agreements for our 2000 Stock Incentive Plan generally provide that the officer has three months following the date of termination during which to exercise the options.

Payments Made Upon Death

In the event of the death of any of the Named Executive Officers, the benefits discussed above under the heading “Payments Made Upon Termination” would be payable. Additionally, our standard stock option agreements for our 2006 Stock Incentive Plan contain terms that provide for the acceleration of any unvested stock options upon the death of the officer. The stock option agreements for our 2006 Stock Incentive Plan also generally provide that the administrator of the officer’s estate has a one-year period after death during which to exercise the options. Stock option agreements for our 2000 Stock Incentive Plan generally provide that the officer’s estate has a one-year period after death during which to exercise the options.

Payments Made upon Retirement

In the event of the retirement of any of the Named Executive Officers, the benefits described above under the heading “Payments Made Upon Termination” would be payable. Additionally, our standard stock option agreements for our 2006 Stock Incentive Plan contain terms that provide for the acceleration of any unvested stock options upon Company-approved retirement of the officer. The stock option agreements for our 2006 Stock Incentive Plan also generally provide that the officer has a three-year period following the date of termination during which to exercise the options. Stock option agreements for our 2000 Stock Incentive Plan generally provide that the officer has three months following the date of termination during which to exercise the options.

Payments to Mr. Wright Upon Certain Termination Events

Mr. Wright is party to an employment agreement with the Company. In the event that Mr. Wright’s employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Wright for good reason (as defined in his employment agreement), pursuant to his employment agreement, Mr. Wright is entitled to two years of his then-current base salary and bonus equal to the aggregate bonus paid to Mr. Wright for the two fiscal years immediately preceding the termination date, paid health insurance benefits through the second anniversary of the date of termination, any other unpaid benefits through the second anniversary of the date of termination, and outplacement services not to exceed $50,000 or for a period exceeding the earlier of one year from the termination date or the first acceptance by Mr. Wright of an offer of employment. The Company’s obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Wright from other employment during the period the Company is required to make any severance payments. The agreement also provides that upon such a termination, Mr. Wright will be fully vested in all then-outstanding stock options and all then-outstanding restricted shares of stock of the Company and all such options shall remain exercisable until the earlier of (i) the first anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of a termination other than a termination by the Company without cause or a termination by Mr. Wright for good reason, Mr. Wright would receive only base salary and benefits earned through the date of termination.

Independent members of the Board of Directors negotiated the terms of the employment agreement with Mr. Wright. The Company and Mr. Wright were each represented by separate legal counsel for the purposes of negotiating the agreement. The Compensation Committee of the Board of Directors reviewed and approved the terms of the employment agreement subject to approval by the full Board of Directors.  The Board of Directors subsequently reviewed the terms of the employment agreement and approved the recommendation of the Compensation Committee.

The employment agreement acknowledges that Mr. Wright is party to a Change in Control Agreement dated as of August 1, 2002 (explained in further detail below) and provides that in the event of termination for any reason following a change in control of the Company during the term of the Change in Control Agreement, the provisions of the Change in Control Agreement shall control and provide the exclusive means for determining severance benefits payable to Mr. Wright.

Payments To Be Made Upon a Change in Control

The Company has entered into Change in Control Agreements with each Named Executive Officer. Pursuant to these agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive terminates his employment in certain circumstance defined in the agreement which constitute “good reason”, the Named Executive Officer will receive:

•
the equivalent of 1.5 or two times the annual base salary and target incentive compensation for the year in which the date of termination falls (two times for both Messrs. Scarlett and Wright and 1.5 times for Messrs. Crudele, Brase and Ruta) payable in a lump sum, in cash;

•	proration of the base salary and target incentive compensation for the year in which the date of termination occurs payable in a lump sum, in cash;
•	provision of existing life, disability and medical benefits for a period of 18 months or two years beyond the date of termination; and
•
the stock options outstanding at the date of termination will become fully vested and continue to be exercisable for a period of two years beyond the date of termination or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options. Further, each agreement provides for an additional “gross-up" payment to cover applicable excise tax and federal, state, and local income and employment taxes.

In the Change in Control Agreements, the Named Executive Officers have agreed to remain in the employ of the Company for at least six months following a change in control unless the Named Executive Officer resigns for good reason, dies, becomes disabled, retires in accordance with the Company’s retirement policy or is terminated by the Company. In addition, each Named Executive Officer has agreed, for a period of one year following termination of employment by the Company, that he will not compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.

Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers are substantially similar. These agreements expire in June 2007, except in the case of Mr. Crudele, whose agreement expires in September 2010.

Pursuant to the agreements, a change in control is deemed to occur upon (1) any person becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company; or (2) any change in the majority of the Board of Directors during any two consecutive years during the term; or (3) consummation of a reorganization, merger or consolidation of the Company whereby more than 50% of the combined voting power of the then outstanding shares of the Company changes; or (4) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

The following tables show potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, for various scenarios involving a change-in-control or termination of employment of each of our Named Executive Officers, assuming a December 30, 2006 termination date:

Joseph H. Scarlett, Jr.

Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement		Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
Base salary (1)	$0	$0		$0	$0	$700,000	$0
Non-equity incentive (2)	$0	$0		$0	$0	$392,000	$0
Stock options (unvested and accelerated) (3)	$0	$233,775	(4)	$0	$0	$233,775	$233,775
Health and welfare benefits (5)	$0	$0		$0	$0	$23,904	$0
Life insurance benefits (6)	$0	$0		$0	$0	$3,960	$0
Tax gross-up (7)	$0	$0		$0	$0	$759,079	$0

James F. Wright

Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
Base salary (1)	$0	$0	$1,650,000	$0	$1,650,000	$0
Non-equity incentive (2)	$0	$0	$928,500	$0	$1,237,500	$0
Stock options (unvested and accelerated) (3)	$0	$0	$680,175	$0	$680,175	$680,175
Health and welfare benefits (5)	$0	$0	$22,641	$0	$22,641	$0
Life insurance benefits (6)	$0	$0	$3,960	$0	$3,960	$0
Outplacement services (8)	$0	$0	$50,000	$0	$0	$0
Tax gross-up (7)	$0	$0	$0	$0	$2,335,064	$0

Anthony F. Crudele

Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
Base salary (1)	$0	$0	$0	$0	$504,000	$0
Non-equity incentive (2)	$0	$0	$0	$0	$226,800	$0
Stock options (unvested and accelerated) (3)	$0	$0	$0	$0	$0	$0
Health and welfare benefits (5)	$0	$0	$0	$0	$18,619	$0
Life insurance benefits (6)	$0	$0	$0	$0	$2,970	$0
Tax gross-up (7)	$0	$0	$0	$0	$421,917	$0

Gerald W. Brase

Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
	$0	$0	$0	$0	$450,000	$0
	$0	$0	$0	$0	$202,500	$0
Stock options (unvested and accelerated) (3)	$0	$0	$0	$0	$135,025	$135,025
Health and welfare benefits (5)	$0	$0	$0	$0	$18,619	$0
Life insurance benefits (6)	$0	$0	$0	$0	$2,970	$0
Tax gross-up (7)	$0	$0	$0	$0	$453,726	$0

Stanley L. Ruta

Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement		Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control	Death or Disability
	$0	$0		$0	$0	$457,500	$0
Non-equity incentive (2)	$0	$0		$0	$0	$205,875	$0
Stock options (unvested and accelerated) (3)	$0	$135,025	(4)	$0	$0	$135,025	$135,025
Health and welfare benefits (5)	$0	$0		$0	$0	$18,619	$0
Life insurance benefits (6)	$0	$0		$0	$0	$2,970	$0
Tax gross-up (7)	$0	$0		$0	$0	$459,825	$0

______________

(1)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(2)
Amount reflects the contractual multiple of the target cash incentive as set forth in the Chairman of the Board Bonus Plan and the CIP. The Company has no established policy or practice pertaining to severance pay for bonuses in the event of termination.

(3)
Amount reflects the value computed by multiplying (i) the difference between (a) $44.71, the closing price of a share of our Common Stock on December 29, 2006, the last business day of fiscal 2006 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant.

(4)	Assumes approval by the Compensation Committee.

(5)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. medical, dental and disability) for the contractual duration of the respective agreements.

(6)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(7)	Amount reflects the aggregate tax liability (assuming a federal income tax rate of 35%, a 1.45% Medicare tax rate and, where applicable, a 20% excise tax rate) for the compensation herein reflected.

(8)	Amount assumes the maximum for outplacement services for the contractual duration of Mr. Wright’s employment agreement.

RELATED-PARTY TRANSACTIONS

In 2006, we leased a single store location from an entity controlled by Joseph D. Maxwell, a director of the Company. The lease was a renewal of a long-standing lease arrangement and provided for annual rent of approximately $74,000 for a one-year term which ended December 31, 2006. We believe the terms of this lease were comparable to those which would have been available if such lease had been entered into with an unrelated party. In January 2007, the Company relocated this store to a new site which is leased from an unrelated party.

The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal shareholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. A copy of each report is furnished to us.

Securities and Exchange Commission regulations require us to identify in our proxy statement those individuals for whom any such report was not filed on a timely basis during the most recent fiscal year. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2006, all Directors, executive officers and greater than 10% beneficial owners have complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 31, 2007, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each named executive officer; and (iv) all directors and executive officers of the Company as a group. The determinations of "beneficial ownership" of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Such rule provides that shares shall be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination. Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him. There were 40,302,135 shares of Common Stock issued and outstanding on January 31, 2007.

Name of Beneficial Owner	Number of Shares	Number of Option Shares (1)	Percent of Class (2)
Joseph H. Scarlett, Jr. (3) (4)	4,636,840	174,176	11.9%
James F. Wright	99,321	540,643	1.6
Anthony F. Crudele	1,490	6,666	*
Gerald W. Brase	27,465	91,103	*
Stanley L. Ruta	32,808	85,291	*
Capital Research and Management Company (5)	3,698,700	-0-	9.2
Blair & Company, L.L.C. (6)	2,508,951	-0-	6.2
Jack C. Bingleman	10,000	-0-	*
S.P. Braud	2,000	3,500	*
Cynthia T. Jamison	-0-	13,834	*
Gerard E. Jones	12,000	5,500	*
Joseph D. Maxwell (7)	378,520	11,500	1.0
Edna K. Morris	327	4,000	*
Sam K. Reed	2,500	11,500	*
Joe M. Rodgers	31,532	18,168	*
All directors and executive officers as a group (16 persons) (3) (4)	5,259,573	1,103,720	15.8%

__________________

* Less than 1% of outstanding common stock.

(1)	Reflects the number of shares that could be purchased by exercise of options exercisable on January 31, 2007 or within 60 days of January 31, 2007.

(2)
Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(3)
Shares of Common Stock owned by Mr. Scarlett and the directors and executive officers as a group include approximately 104,616 shares of Common Stock allocated to Mr. Scarlett’s 401(k) Plan account, with respect to which Mr. Scarlett has investment and voting power on a pass through basis.

(4)
Includes 400,000 shares owned by Mr. Scarlett's wife with respect to which Mrs. Scarlett has investment and voting power and Mr. Scarlett disclaims beneficial ownership. Mr. Scarlett’s address is c/o Tractor Supply Company; 200 Powell Place; Brentwood, TN 37027.

(5)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007, these shares are owned by various client accounts for which Capital Research and Management Company serves as investment advisor. Such Schedule 13G indicated that Capital Research and Management Company had sole power to vote and direct the investment in all of such 3,698,700 shares. Capital Research and Management Company’s address is 333 South Hope Street, Los Angeles, California 90071.

(6)
Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 17, 2007, these shares are owned by various client accounts for which William Blair & Company, L.L.C. serves as investment advisor. Such Schedule 13G indicated that William Blair & Company, L.L.C. had sole power to vote and direct the investment in all of such 2,508,951 shares. Blair & Company, LLC’s address is 222 West Adams Street, Chicago, Illinois 60606.

(7)	Includes 157,987 shares owned by Mr. Maxwell's wife with respect to which Mrs. Maxwell has investment and voting power and Mr. Maxwell disclaims beneficial ownership.

STOCKHOLDER PROPOSALS

Stockholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders must submit such proposals in writing by November 26, 2007 to the Corporate Secretary of the Company at 200 Powell Place, Brentwood, Tennessee 37027.

For a stockholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the stockholder from the floor at the 2008 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the Company’s by-laws. The Company's by-laws contain an advance notice provision which provides that, to be timely, a stockholder's notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than sixty (60) nor earlier than ninety (90) calendar days prior to the first anniversary of the date of the Company’s proxy statement for the prior year's annual meeting (no later than January 25, 2008, and no earlier than December 26, 2007, for the Company’s 2008 Annual Meeting of Stockholders). In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

OTHER MATTERS

The Board does not intend to present any business at the Annual Meeting other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the enclosed proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.

In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone. The costs of such solicitation will be borne by the Company. The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company's Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

AVAILABILITY OF FORM 10-K
AND ANNUAL REPORT TO STOCKHOLDERS

Copies of the Company's Annual Report to Stockholders for the fiscal year ended December 30, 2006, which includes certain audited financial information about the Company, are currently being mailed to stockholders together with this Proxy Statement. Additional copies of such Annual Report, along with copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2006, as filed with the Securities and Exchange Commission (exclusive of documents incorporated therein by reference), are available without charge to stockholders on the Company’s Internet website (www.myTSCstore.com) or upon written request to the Company's investor relations department at the Company’s main address.

As permitted by the Securities and Exchange Commission’s proxy statement rules, we will deliver only one copy of our 2006 Annual Report to Stockholders or this proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy. Requests in this regard should be addressed to Corporate Secretary, Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027.

Using a **black ink** pen, mark your votes with an "X" as shown in this example. Please do not write outside the designated areas. ☒

[ ] Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A **Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.**

1. Election of Directors

	For	Withhold		For	Withhold
01 – Joseph H. Scarlett, Jr.	☐	☐	02 – James. F. Wright	☐	☐
03 – Jack C. Bingleman	☐	☐	04 – S. P. Braud	☐	☐
05 – Cynthia T. Jamison	☐	☐	06 – Gerard E. Jones	☐	☐
07 – Joseph D. Maxwell	☐	☐	08 – Edna K. Morris	☐	☐
09 – Joe M. Rodgers	☐	☐			

B **Non-Voting Items**

Change of Address – Please print new address below:

Comments – Please print your comments below:

C **Authorized Signatures - This section must be completed for your vote to be counted – Date and Sign Below**

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box
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